EXHIBIT 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Group 1 Automotive, Inc. 1998 Employee Stock Purchase Plan and to the incorporation by reference therein of our reports dated February 20, 2006, with respect to the consolidated financial statements of Group 1 Automotive, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2005. Group 1 Automotive, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Group 1 Automotive, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
August 31, 2006